NEWS                                                Riviera Holdings Corporation
BULLETIN                                          2901 Las Vegas Boulevard South
                                                             Las Vegas, NV 89109
FROM:                                   Investor Relations:       (800) 362-1460
                                                       Fax:       (702) 794-9442
[GRAPHIC OMITTED]                                    Hotel:       (702) 734-5110
                                                              TRADED: AMEX - RIV

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The Financial Relations Board, Inc.

FOR FURTHER INFORMATION:

AT THE COMPANY:                                    AT FINANCIAL RELATIONS BOARD:
Duane Krohn, Secretary, Treasurer and CFO   Don Markley, Virginia Turner (media)
(702) 794-9527                                         Kristi Larson (investors)
Email:  dkrohn@theriviera.com                                     (415) 986-1591


FOR IMMEDIATE RELEASE:

                     RIVIERA ANNOUNCES SETTLEMENT OF LAWSUIT

LAS VEGAS, NV - Wednesday, October 13, 1999 -- Riviera Holdings Corporation (AMEX: RIV), announced today that the lawsuit brought by Allen Paulson against Riviera, its major stockholders, Elsinore Corporation and Jefferies & Company in the Federal District Court for the Central District of California had been settled with Riviera, but not the other parties. Pursuant to the settlement and effective October 13, 1999, the holders of its Contingent Value Rights ("CVR's") will receive approximately $2.46 for each CVR from a down payment escrow established by Mr. Paulson in connection with the aborted Paulson / Riviera merger. Of the $5.9 million in the down payment escrow, approximately $4.4 million will be distributed to the holders of the 1,770,000 CVR's and $1.5 million has been returned to Mr. Paulson.

In addition, as part of the settlement, Riviera has repurchased 463,655 shares of its common stock owned by Mr. Paulson for $7.50 per share or $3,477,413. After this repurchase, Riviera has 4.6 million shares outstanding.

An independent majority of Riviera's Board of Directors approved the settlement as in the best interest of Riviera, its stockholders and the holders of the CVR's. Two of the directors own no CVR'. Contrary to press reports, Robert
Barengo, A Riviera Director owns only a relatively small number of CVR's. William L. Westerman, Chairman of Riviera's Board, who owns a substantial number of CVR's did not participate in the Board discussion or decision to approve the settlement.

The reasons, for the Riviera Board approval include (1) ending the substantial cost to Riviera of defending the lawsuit, (2) the desirability of having CVR holders receive their money now rather than waiting for final resolution of the litigation which may take many months or years (the other major Riviera stockholders who are defendants in the law suit have already had the use of the Paulson down payment since April 1998), (3) the CVR holders will no longer be subject to the risk of an adverse decision in the litigation which could result in no CVR recovery and (4) the repurchase of Mr. Paulson's stock will facilitate and reduce the cost of licensing Riviera Black Hawk, Inc. in Colorado.

About  Riviera  Holdings:
Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and is developing a casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.